Exhibit 99.1

eBAY INC. REPORTS FIRST QUARTER 2009 RESULTS

San Jose, Calif., April 22, 2009 — eBay Inc. (Nasdaq: EBAY) today reported financial results for the first quarter ended March 31, 2009. The ecommerce company posted first quarter revenue of $2.02 billion, a $171.6 million year-over-year decrease caused primarily by the impact of the stronger dollar and the decline of the core Marketplaces business in difficult macroeconomic conditions. PayPal, Classifieds and Skype performed well, delivering year-over-year revenue growth. Text and graphical advertising revenue was flat as compared to the prior-year quarter. The company recorded net income on a GAAP basis of $357.1 million or $0.28 per diluted share, and non-GAAP net income of $499.9 million or $0.39 per diluted share.

GAAP operating margin decreased to 20.9% for the quarter, compared to 25.2% for the same period last year. Non-GAAP operating margin decreased to 30.7% for the quarter, compared to 32.0% for the same period last year. The decrease in operating margins was caused primarily by the impact of the stronger dollar and the company’s continuing shift to faster growing, lower margin revenue businesses.

eBay Inc. generated $668.5 million of operating cash flow during the first quarter. Free cash flow during the quarter was $577.6 million.

“We delivered solid results in the first quarter and moved aggressively to strengthen our portfolio for longer-term growth,” said eBay Inc. President and CEO John Donahoe. “With a macroeconomic environment that remains challenging, we are focused on operating discipline and strong execution of our three-year growth priorities in our core ecommerce and online payments businesses.”

Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2008	2009	Change
Net revenue	$2,192	$2,021	$(172)	(8)%
GAAP
Net income	$460	$357	$(103)	(22)%
Earnings per diluted share	$0.34	$0.28	$(0.06)	(19)%
Non-GAAP
Net income	$562	$500	$(62)	(11)%
Earnings per diluted share	$0.42	$0.39	$(0.03)	(7)%

Quarterly Business Unit Discussion

Payments

The Payments business unit reported a strong quarter with $643.0 million in revenue, an increase of 11% year-over-year. Net total payment volume (TPV) for the quarter was $15.86 billion, an increase of 10%. The revenue and net TPV growth was driven by continued momentum in PayPal Merchant Services and the contribution made by Bill Me Later. Continued increases in PayPal penetration on eBay helped offset the negative impact of addressable gross merchandise volume (GMV) on revenue and TPV. Active registered accounts reached 73.1 million, an increase of 22% year-over-year. The Payments business will continue to focus on the acquisition of new merchants, greater penetration into the Marketplaces business and the growth of Bill Me Later.

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other ecommerce sites, recorded $1.22 billion in revenue, equating to an 18% year-over-year decline. The revenue drop was attributable to the impact of the strengthening dollar and the decline of the core business in difficult macroeconomic conditions. Approximately 54% of Marketplaces revenue came from markets outside of the U.S. GMV (excluding vehicles) was $10.80 billion for the quarter, a decrease of 16%, compared to the first quarter of 2008. Online classifieds revenue increased 23% year-over-year. eBay Marketplaces continues to focus on stabilizing its core business by improving trust, value and selection for customers while looking for ways to drive growth through geographic, format and category expansion.

Communications

Skype contributed $153.2 million in revenue for the quarter, representing 21% year-over-year growth. Skype added 37.9 million new users during the quarter and ended the period with more than 443.2 million registered users. In addition to growing its user base, Skype is focused on product strategies to enhance customer engagement. On April 14, 2009, eBay Inc. announced plans to separate Skype into an independent company commencing with an initial public offering during the first half of 2010.

Other Selected Financial Results

•

Taxes — The GAAP effective tax rate for the quarter was 19%, compared to 21% for the first quarter of 2008. The non-GAAP effective tax rate was 22% for the first quarter of 2009, compared to 23% for the first quarter of 2008.

•	Cash and cash equivalents — The company’s cash and cash equivalents totaled $3.06 billion at March 31, 2009, compared to $3.19 billion at December 31, 2008.

Business Outlook

•

Second quarter 2009 — eBay expects net revenues in the range of $1.850 to $2.050 billion with GAAP earnings per diluted share in the range of $0.23 to $0.26 and non-GAAP earnings per diluted share in the range of $0.34 to $0.36.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. The company’s actual results could differ materially from those predicted and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the credit crisis, economic downturn and other changes in political, business and economic conditions, including conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings in response to slowing growth; the regulatory, intellectual property, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Vandana Hariharan	408-376-5877
Media Relations Contact:	Jose Mallabo	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Web site:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2008	March 31, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,188,928	$3,057,159
Short-term investments	163,734	180,285
Accounts receivable, net	435,197	392,049
Loans and interest receivable, net	570,071	507,568
Funds receivable and customer accounts	1,467,962	1,584,759
Other current assets	460,698	439,214

Total current assets	6,286,590	6,161,034

Long-term investments	106,178	89,361
Property and equipment, net	1,198,714	1,197,420
Goodwill	7,025,398	6,783,093
Intangible assets, net	736,134	657,487
Other assets	239,425	239,392

Total assets	$15,592,439	$15,127,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$170,332	$160,174
Funds payable and amounts due to customers	1,467,962	1,584,759
Accrued expenses and other current liabilities	784,774	792,188
Deferred revenue and customer advances	181,596	193,203
Income taxes payable	100,423	29,600
Borrowings from credit agreement	1,000,000	400,000

Total current liabilities	3,705,087	3,159,924

Deferred and other tax liabilities, net	753,965	804,317
Other liabilities	49,529	47,839

Total liabilities	4,508,581	4,012,080

Total stockholders’ equity	11,083,858	11,115,707

Total liabilities and stockholders’ equity	$15,592,439	$15,127,787

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2008	2009
	(In thousands, except per share amounts)
Net revenues (2)	$2,192,223	$2,020,586
Cost of net revenues (1)	525,412	573,386

Gross profit	1,666,811	1,447,200

Operating expenses:
Sales and marketing (1)	514,554	403,316
Product development (1)	176,760	201,516
General and administrative (1)	281,721	268,291
Provision for transaction and loan losses	86,165	81,234
Amortization of acquired intangible assets	54,834	63,468
Restructuring	—	6,611

Total operating expenses	1,114,034	1,024,436

Income from operations (2)	552,777	422,764
Interest and other income, net	26,744	18,092

Income before income taxes	579,521	440,856
Provision for income taxes	(119,803)	(83,743)

Net income	$459,718	$357,113

Net income per share:
Basic	$0.34	$0.28

Diluted	$0.34	$0.28

Weighted average shares:
Basic	1,333,791	1,283,810

Diluted	1,343,989	1,287,814

(1) Includes stock-based compensation as follows:
Cost of net revenues	$10,525	$14,784
Sales and marketing	23,791	33,686
Product development	23,493	30,679
General and administrative	29,572	34,697

	$87,381	$113,846

(2)	For the three-month period ended March 31, 2009 foreign currency movements against the dollar negatively impacted net revenues and operating income by approximately $191.6 million and $82.2 million, respectively, compared to the same period of the prior year. On a sequential basis, foreign currency movements against the dollar negatively impacted net revenues by approximately $16.2 million; foreign currency movements related to operating income were immaterial for the same period.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2008	2009
	(In thousands)
Cash flows from operating activities:
Net income	$459,718	$357,113
Adjustments:
Provision for transaction and loan losses	86,165	81,234
Depreciation and amortization	165,980	197,289
Stock-based compensation expense	87,381	113,846
Changes in assets and liabilities	(33,002)	(80,955)

Net cash provided by operating activities	766,242	668,527

Cash flows from investing activities:
Purchases of property and equipment, net	(134,644)	(90,934)
Principal loans receivable, net of collections	—	46,204
Purchases of investments	(9,310)	(13,594)
Maturities and sales of investments	4,017	5,944
Acquisitions, net of cash acquired	(148,964)	—
Other	(45,462)	321

Net cash used in investing activities	(334,363)	(52,059)

Cash flows from financing activities:
Proceeds from issuance of common stock	19,992	2,826
Repurchases of common stock	(992,561)	—
Excess tax benefits from stock-based compensation	1,013	2
Tax withholdings related to net share settlements of restricted stock awards and units	(11,324)	(17,348)
Net proceeds from borrowings under the line of credit	(200,000)	(600,000)

Net cash used in financing activities	(1,182,880)	(614,520)

Effect of exchange rate changes on cash and cash equivalents	94,992	(133,717)

Net increase (decrease) in cash and cash equivalents	(656,009)	(131,769)
Cash and cash equivalents at beginning of period	4,221,191	3,188,928

Cash and cash equivalents at end of period	$3,565,182	$3,057,159

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,267,633	$1,233,307	$1,163,890	$1,046,227	$1,033,827
Current quarter vs prior quarter	(1)%	(3)%	(6)%	(10)%	(1)%
Current quarter vs prior year quarter	14%	9%	1%	(18)%	(18)%
Percent of Marketplaces revenue from international	54%	55%	52%	54%	51%

Payments	559,720	580,287	576,302	604,186	604,833
Current quarter vs prior quarter	4%	4%	(1)%	5%	0%
Current quarter vs prior year quarter	34%	34%	29%	12%	8%
Percent of Payments revenue from international	43%	44%	45%	45%	44%

Communications	119,791	130,151	137,201	138,660	143,238
Current quarter vs prior quarter	9%	9%	5%	1%	3%
Current quarter vs prior year quarter	62%	51%	46%	26%	20%
Percent of Communications revenue from international	83%	84%	82%	81%	82%

Total net transaction revenues	1,947,144	1,943,745	1,877,393	1,789,073	1,781,898
Current quarter vs prior quarter	1%	(0)%	(3)%	(5)%	(0)%
Current quarter vs prior year quarter	21%	18%	11%	(7)%	(8)%

Marketing services and other revenues

Marketplaces	216,684	224,724	212,963	221,323	190,622
Current quarter vs prior quarter	(2)%	4%	(5)%	4%	(14)%
Current quarter vs prior year quarter	56%	43%	29%	(0)%	(12)%
Percent of Marketplaces revenue from international	58%	61%	61%	62%	68%

Payments	21,859	21,508	20,909	18,898	38,125
Current quarter vs prior quarter	(7)%	(2)%	(3)%	(10)%	102%
Current quarter vs prior year quarter	7%	(2)%	(7)%	(19)%	74%
Percent of Payments revenue from international	50%	56%	52%	33%	6%

Communications	6,536	5,684	6,266	6,552	9,941
Current quarter vs prior quarter	30%	(13)%	10%	5%	52%
Current quarter vs prior year quarter	44%	71%	43%	30%	52%
Percent of Communications revenue from international	67%	66%	64%	61%	65%

Total marketing services and other revenues	245,079	251,916	240,138	246,773	238,688
Current quarter vs prior quarter	(2)%	3%	(5)%	3%	(3)%
Current quarter vs prior year quarter	50%	38%	25%	(2)%	(3)%

Total net revenues	$2,192,223	$2,195,661	$2,117,531	$2,035,846	$2,020,586

Current quarter vs prior quarter	1%	0%	(4)%	(4)%	(1)%
Current quarter vs prior year quarter	24%	20%	12%	(7)%	(8)%

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In thousands, except percentages)
Marketplaces	$1,484,317	$1,458,031	$1,376,853	$1,267,550	$1,224,449
Current quarter vs prior quarter	(1)%	(2)%	(6)%	(8)%	(3)%
Current quarter vs prior year quarter	19%	13%	4%	(16)%	(18)%
Percent of Marketplaces revenue from international	55%	56%	53%	55%	54%

Payments	581,579	601,795	597,211	623,084	642,958
Current quarter vs prior quarter	3%	3%	(1)%	4%	3%
Current quarter vs prior year quarter	32%	33%	27%	11%	11%
Percent of Payments revenue from international	43%	44%	45%	45%	42%

Communications	126,327	135,835	143,467	145,212	153,179
Current quarter vs prior quarter	9%	8%	6%	1%	5%
Current quarter vs prior year quarter	61%	51%	46%	26%	21%
Percent of Communications revenue from international	82%	83%	82%	80%	80%

Total net revenues	$2,192,223	$2,195,661	$2,117,531	$2,035,846	$2,020,586

Current quarter vs prior quarter	1%	0%	(4)%	(4)%	(1)%
Current quarter vs prior year quarter	24%	20%	12%	(7)%	(8)%

Net Revenues by Geography

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In thousands, except percentages)
U.S. net revenues	$1,024,272	$1,002,189	$1,001,637	$941,368	$968,584
Current quarter vs prior quarter	(1)%	(2)%	(0)%	(6)%	3%
Current quarter vs prior year quarter	16%	12%	8%	(9)%	(5)%
Percent of total	47%	46%	47%	46%	48%

International net revenues	1,167,951	1,193,472	1,115,894	1,094,478	1,052,002
Current quarter vs prior quarter	2%	2%	(7)%	(2)%	(4)%
Current quarter vs prior year quarter	32%	27%	16%	(5)%	(10)%
Percent of total	53%	54%	53%	54%	52%

Total net revenues	$2,192,223	$2,195,661	$2,117,531	$2,035,846	$2,020,586

Current quarter vs prior quarter	1%	0%	(4)%	(4)%	(1)%
Current quarter vs prior year quarter	24%	20%	12%	(7)%	(8)%

eBay Inc.

Unaudited Payments Supplemental Operating Data

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In millions, except percentages)
Active registered accounts (1)	60.2	62.6	65.3	70.4	73.1
Current quarter vs prior quarter	5%	4%	4%	8%	4%
Current quarter vs prior year quarter	17%	19%	19%	23%	22%

Net number of payments (2)	211.0	210.9	214.5	252.2	254.1
Current quarter vs prior quarter	3%	(0)%	2%	18%	1%
Current quarter vs prior year quarter	23%	26%	25%	24%	20%

Net total payment volume (3)	$14,417	$14,930	$14,812	$15,988	$15,859
Current quarter vs prior quarter	3%	4%	(1)%	8%	(1)%
Current quarter vs prior year quarter	34%	35%	28%	14%	10%
Merchant Services net total payment volume as % of net total payment volume	46%	49%	51%	50%	53%
Bill Me Later net total payment volume as % of net total payment volume	—	—	—	1%	1%

Transaction rates (4)
Transaction revenue rate	3.88%	3.89%	3.89%	3.78%	3.81%
Transaction processing expense rate	1.18%	1.23%	1.20%	1.16%	1.16%
Transaction loss rate	0.24%	0.27%	0.29%	0.33%	0.28%

Loan portfolio rates
Risk adjusted margin (5)	—	—	—	13.37%	11.36%
Net charge-off rate (6)	—	—	—	8.75%	8.95%
90-day delinquency rate (7)	—	—	—	3.94%	4.57%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the period, excluding the payment gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including the payment gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	Risk adjusted margin represents the annualized ratio of Bill Me Later total revenue less cost of funds less net credit and fraud losses relative to average loans receivable for the 3-month period.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the 3-month period.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed 3 or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In millions, except percentages)
Active Users (1)	86.2	86.3	87.2	87.7	88.3
Current quarter vs prior quarter	1%	0%	1%	1%	1%
Current quarter vs prior year quarter	1%	1%	3%	3%	2%

Gross Merchandise Volume (excluding vehicles) (2)	$12,868	$12,301	$11,361	$11,470	$10,797
Current quarter vs prior quarter	(2)%	(4)%	(8)%	1%	(6)%
Current quarter vs prior year quarter	14%	11%	3%	(12)%	(16)%

Vehicles Gross Merchandise Volume (3)	$3,168	$3,383	$2,922	$2,176	$2,074
Current quarter vs prior quarter	2%	7%	(14)%	(26)%	(5)%
Current quarter vs prior year quarter	7%	(0)%	(12)%	(30)%	(35)%

Fixed Price Trading (4) as % of total gross merchandise volume	42%	43%	46%	49%	49%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub and Internet Auction Co., our Korean subsidiary, who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

eBay Inc.

Unaudited Communications Supplemental Operating Data

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(In millions, except percentages)
Registered users (1)	309.3	338.2	370.2	405.3	443.2
Current quarter vs prior quarter	12%	9%	9%	9%	9%
Current quarter vs prior year quarter	58%	54%	51%	47%	43%

(1)	Cumulative number of unique user accounts, which includes users who may have registered via non-Skype based websites. Users may register more than once, and as a result, may have more than one account.

eBay Inc.

Business Outlook

(In Millions, Except per Share Amounts and Percentages)

The guidance figures provided below and elsewhere in this press release are forward-looking statements and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov.

Three months ending June 30, 2009
	GAAP	Non-GAAP(a)
Net revenues	$1,850 - $2,050	$1,850 - $2,050
Diluted EPS	$0.23 - $0.26	$0.34 - $0.36

(a)	Estimated non-GAAP amounts and percentages above for the three months ending June 30, 2009, reflects the estimated quarterly adjustments that exclude the amortization of acquired intangible assets of approximately $80.0-$90.0 million, stock-based compensation expense and employer payroll taxes on stock-based compensation of approximately $95.0-$110.0 million and restructuring charges of approximately $3.0-$7.0 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such does not correlate to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because eBay does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31, 2008	March 31, 2009
	(In thousands, except percentages)
GAAP operating income	$552,777	$422,764
Stock-based compensation expense	87,381	113,846
Employer payroll taxes on stock-based compensation	307	2,546
Amortization of acquired intangible assets within cost of net revenues	6,065	11,112
Amortization of acquired intangible assets within operating expenses	54,834	63,468
Restructuring	—	6,611

Non-GAAP operating income	$701,364	$620,347

Non-GAAP operating margin	32.0%	30.7%

Reconciliation of GAAP Net Income to Non-GAAP Net Income
	Three Months Ended
	March 31, 2008	March 31, 2009
	(In thousands, except per share amounts)
GAAP net income	$459,718	$357,113
Stock-based compensation expense	87,381	113,846
Employer payroll taxes on stock-based compensation	307	2,546
Amortization of acquired intangible assets within cost of net revenues	6,065	11,112
Amortization of acquired intangible assets within operating expenses	54,834	63,468
Restructuring	—	6,611
Income taxes associated with certain non-GAAP entries	(46,788)	(54,798)

Non-GAAP net income	$561,517	$499,898

Diluted net income per share:

GAAP	$0.34	$0.28

Non-GAAP	$0.42	$0.39

Shares used in GAAP and non-GAAP diluted net income per share calculation	1,343,989	1,287,814

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31, 2008	March 31, 2009
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$119,803	$83,743
Income taxes associated with certain non-GAAP entries	46,788	54,798

Non-GAAP provision for income taxes (b)	$166,591	$138,541

GAAP income before income taxes (c)	$579,521	$440,856
Stock-based compensation expense	87,381	113,846
Employer payroll taxes on stock-based compensation	307	2,546
Amortization of acquired intangible assets within cost of net revenues	6,065	11,112
Amortization of acquired intangible assets within operating expenses	54,834	63,468
Restructuring	—	6,611

Non-GAAP income before income taxes (d)	$728,108	$638,439

GAAP effective tax rate (a/c)	21%	19%

Non-GAAP effective tax rate (b/d)	23%	22%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31, 2008	March 31, 2009
	(In thousands)
Net cash provided by operating activities	$766,242	$668,527
Less: Purchases of property and equipment, net	(134,644)	(90,934)

Free cash flow	$631,598	$577,593